EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-107213 of Rayonier Inc. on Form S-3 of our report dated February 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20), appearing in the Annual Report on Form 10-K/A of Rayonier Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

September 25, 2003